As filed with the Securities and Exchange Commission on September 28, 2005

                                                   Registration No. 333 -127065
              -----------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)

        New York                                             16-0393470
(State or other jurisdiction of                              (I.R.S. Employer
  incorporation or organization)                             Identification No.)

                              One Riverfront Plaza
                             Corning, New York 14831
                                 (607) 974-9000
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                          -----------------------------
                             William D. Eggers, Esq.
                    Senior Vice President and General Counsel
                              Corning Incorporated
                              One Riverfront Plaza
                             Corning, New York 14831
                                 (607) 974-9000
            (Name, address including zip code, and telephone number,
                    including area code of agent for service)
                        ---------------------------------

                                   Copies To:
                                Stephen T. Giove
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                                       Proposed              Proposed
         Title of Each                                 Maximum               Maximum            Amount of
         Class of Securities          Amount to        Offering Price        Aggregate          Registration
         to be Registered         be Registered (1)    Per Share (2)         Offering Price     Fee
--------------------------------------------------------------------------------------------------------------
Common stock ($.50 par value),    10,000,000 shares    $17.77                $177,700,000       $20,915(3)
  including preferred share
  purchase rights
--------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this includes such indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization on similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's common stock.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices of the Registrant's common stock on the New York Stock Exchange on July 25, 2005.
(3)  Registration fee of $20,915 was previously paid by registrant.

                           ---------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a),                               may                               determine.

PROSPECTUS        Subject to Completion dated September 28, 2005


                              Corning Incorporated


                             Shares of Common Stock
                                ($.50 par value)

     This prospectus relates to the sale by and on behalf of Corning Incorporated, from time to time, by the Corning Incorporated Retirement Master Trust (the "Trust") created as a part of, and on behalf of, the Corning Incorporated Pension Plan (the "Plan"), of shares of our common stock, par value $.50 per share. We have been authorized by our Board of Directors to make voluntary contributions of up to 10,000,000 shares of our common stock to the Trust. The shares of our common stock will be issued and contributed, from time to time, by us to the Trust to fund certain of our obligations to the Plan.

     Our common stock is listed on the New York Stock Exchange under the symbol "GLW." On September 27, 2005, the closing price of our common stock, as reported on the New York Stock Exchange, was $18.52 per share.

     The shares, when issued, may be sold, from time to time, in brokerage transactions on the New York Stock Exchange, in privately negotiated transactions, or otherwise. These sales may be for negotiated prices or on the open market at prevailing market prices. We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus and we will bear all expenses incident to registration of the common stock. The Trust will be responsible for expenses incurred in selling the common stock, which expenses may include, among other things, underwriting discounts, brokerage fees and commissions.

                             ----------------------

Investing in our common stock involves risks. See the section entitled "Risk Factors" beginning on page 8 to read about the risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                      The date of this Prospectus is , 2005



                                Table of Contents

                                                                                                                   Page
Important Notice To Readers..................................................2
---------------------------
Forward-Looking Statements...................................................3
--------------------------
Prospectus Summary...........................................................5
------------------
Risk Factors.................................................................8
------------
Use Of Proceeds.............................................................15
---------------
Price Range Of Common Stock.................................................16
---------------------------
Description Of Corning Capital Stock........................................17
------------------------------------
Plan Of Distribution........................................................19
--------------------
Legal Matters...............................................................21
-------------
Experts  ...................................................................21
-------
Where You Can Find More Information.........................................21
-----------------------------------


                           IMPORTANT NOTICE TO READERS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the Trust may, from time to time, offer shares of our common stock owned by it. Each time the Trust offers common stock under this prospectus, it will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" for more information.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Trust is offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Corning," "we," "us," and "our" refer to Corning Incorporated and its consolidated subsidiaries, and the "Trust" refers to the Corning Incorporated Retirement Master Trust.

                           Forward-Looking Statements

         Statements included in this prospectus and in the documents we incorporate by reference, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and include, among other things, estimates and assumptions related to economic, competitive and legislative developments. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements have been made based upon management's expectations and beliefs concerning future developments and their potential effect upon us. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. In connection with forward-looking statements, which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors." Such risks and uncertainties include, but are not limited to:

-    global economic and political conditions;
-    tariffs, import duties and currency fluctuations;
-    product demand and industry capacity;
-    competitive products and pricing;
-    sufficiency of manufacturing capacity and efficiencies;
-    availability and costs of critical components and materials;
-    new product development and commercialization;
-    order activity and demand from major customers;
-    fluctuations in capital spending by customers;
- possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns;
-    facility expansions and new plant start-up costs;
-    effect of regulatory and legal developments;
-    capital resource and cash flow activities;
- ability to pace capital spending to anticipated levels of customer demand, which may fluctuate;
-    interest costs;
- credit rating and ability to obtain financing and capital on commercially reasonable terms;
-    adequacy and availability of insurance;
-    financial risk management;
-    capital spending;
-    acquisition and divestiture activities;
-    rate of technology change;
-    level of excess or obsolete inventory;
-    ability to enforce patents;
-    adverse litigation;
-    product and components performance issues;
-    stock price fluctuations;
- rate of substitution by end-users purchasing LCDs for notebook computers, desktop monitors and televisions;

-    downturn in demand for LCD glass substrates;

-    customer  ability,  most notably in the Display  Technologies  segment,  to
     maintain   profitable   operations  and  obtain  financing  to  fund  their
     manufacturing expansions;

-    fluctuations in supply chain inventory levels;

- equity company activities, principally at Dow Corning Corporation and Samsung Corning Co., Ltd.;

- movements in foreign exchange rates, primarily the Japanese yen, Euro and Korean won; and

- other risks detailed in Corning's Securities and Exchange Commission ("SEC") filings.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including "Risk Factors" and financial information) appearing elsewhere in this prospectus, as well as in the documents incorporated by reference in this prospectus.

                                   Our Company

     We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

     We are a global, technology-based corporation that operates in four reportable business segments:

     o    Display Technologies:
     o    Telecommunications;
     o    Environmental Technologies; and
     o    Life Sciences.

     The Display Technologies segment manufactures glass substrates for active matrix liquid crystal displays (LCD's) which are used primarily in notebook computers, flat panel desktop monitors, and LCD televisions. The Telecommunications segment produces optical fiber and cable, and hardware and equipment products for the worldwide telecommunications industry. The Environmental Technologies Segment include ceramic technologies and solutions for emissions and pollution control in mobile and stationary applications around the world, including gasoline and diesel substrate and filter products. The Life Sciences Segment manufactures laboratory products including microplate products, coated slides, filter plates for genomics sample preparation, plastic cell culture dishes, flasks, cryogenic vials, roller bottles, mass cell culture products, liquid handling instruments, Pyrex(R) glass beakers, pipettors, serological pipettes, centrifuge tubes and laboratory filtration products.

     Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000. We maintain a Web site at www.corning.com . Our Web site, and the information contained therein, is not a part of this prospectus.

                                    The Trust

     The Trust is a part of, and was created to hold certain assets of the Corning Incorporated Pension Plan, which we refer to as the Plan, in segregated accounts. This prospectus covers the sale by and on behalf of Corning Incorporated, from time to time, by the Trust of shares of our common stock. The Plan and the Trust are intended to be tax-qualified within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. The Trust is funded by individual participant and Corning contributions, which are held for the sole benefit of plan participants and beneficiaries and which pay for proper expenses of plan administration.

     JP Morgan Chase Bank, N.A., the Trustee, serves as trustee of the segregated accounts in the Trust in accordance with a Trust Agreement dated as of September 6, 1978 and a Master Trust Agreement dated as of January 1, 1986, each as amended.

     We have been authorized by our Board of Directors to make voluntary contributions of up to 10,000,000 shares of our common stock to the Trust on or before December 31, 2005. We will make contributions to the Trust from time to time in amounts that are not greater than ten percent of the total assets held by the Trust pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Our Board of Directors has directed that the Trustee promptly sell the shares of our common stock upon contribution. The Trustee is responsible for custody of the shares, and will be responsible for the disposition of the shares of our common stock.

     As of the date of this prospectus, the Trust beneficially owned 549,000 shares of our common stock. We cannot estimate the number of shares of our common stock that the Trust will hold in the future.

     The Trustee will receive customary compensation in its role as Trustee. It is currently intended that JP Morgan Securities, Inc. will serve as broker in effecting the sale of the shares of common stock for the Trust, for which JP Morgan Securities, Inc. will receive customary compensation for serving as broker. The Trustee serves, and may in the future serve, as trustee for debt securities issued or to be issued under our Indentures. The Trustee has provided commercial banking and other services for us and our related companies in the past and may do so in the future.


                                  The Offering

Issuer........................ Corning Incorporated

The  Trust.................... Corning Incorporated Retirement Master Trust

Shares of common stock........                   shares

Use  of proceeds  ............ We will not receive any proceeds from the sale of shares of common  stock by the Trust.  The
                               Trust will receive all of the net proceeds from
                               the sale of shares of our common  stock  offered
                               by this prospectus. See "Use of Proceeds."

Listing ...................... Our shares of common stock are listed on the New
                               York Stock Exchange, under the symbol "GLW".

Risk factors  ................ See "Risk Factors" on page 8 of this prospectus for a discussion of factors you should  carefully
                               consider before deciding to invest in our common
                               stock.



                                  RISK FACTORS

     Set forth below are some of the principal risks and uncertainties that could cause our actual business results to differ materially from any forward-looking statements or other projections contained in this prospectus. In addition, future results could be materially affected by general industry and market conditions, changes in laws or accounting rules, general U.S. and non-U.S. economic and political conditions, including a global economic slowdown, fluctuation of interest rates or currency exchange rates, terrorism, political unrest or international conflicts, political instability or major health concerns, natural disasters or other disruptions of expected economic and business conditions. These risk factors should be considered in addition to our cautionary comments concerning forward-looking statements in this prospectus, including statements related to markets for our products and trends in our business that involve a number of risks and uncertainties. Our separate statement labeled Forward-Looking Statements should be considered in addition to the statements below.

Our sales could be negatively impacted if one or more of our key customers substantially reduce orders for our products

     Our customer base is relatively concentrated with 10 or fewer significant customers accounting for a high percentage (greater than 50%) of net sales in most of our businesses. However, no individual customer accounts for more than 10% of consolidated sales.

     Our Display Technologies, Telecommunications, Environmental Technologies, and Life Sciences segments have concentrated customer bases. If we lose a significant customer in any of these businesses, or if one or more significant customers reduce orders, our sales could be negatively impacted. Corning's Display Technologies segment manufactures and sells glass substrates to a concentrated customer base comprised of LCD panel makers primarily located in Japan and Taiwan. The most significant customers in these markets are AU Optronics Corp., Chi Mei Optoelectronics Corp., Hannstar Display Corp., Quanta Display Inc., Sharp Corporation, and Toppan CFI (Taiwan) Co., Ltd. For the six months ended June 30, 2005, these LCD customers accounted for 74% of the Display Technologies segment sales. In addition, Samsung Corning Precision's sales were also concentrated, with three LCD panel makers in Korea (Samsung Electronics Co., Ltd., LG Philips LCD Co., and BOE Hydis Technology Co., Ltd.) accounting for 87% of sales for the six months ended June 30, 2005.

     Although the sale of LCD glass substrates has increased from quarter to quarter in 2005, there can be no assurance that this positive trend will continue. Our customers are LCD panel makers, and as they switch to larger size glass, the pace of their orders may be uneven while they adjust their manufacturing processes and facilities. Additionally, consumer preferences for panels of differing sizes, or price or other factors, may lead to pauses in market growth from time to time. There is further risk that our customers may not be able to maintain profitable operations or access sufficient capital to fund ongoing expansions, which may limit their pace of orders to us.

     Our  Telecommunications  segment  customers'  purchases of our products are affected by their capital expansion plans, general market and economic uncertainty and regulatory changes, including broadband policy. For the six months ended June 30, 2005, one customer accounted for 17% of our Telecommunications segment sales, and 10 customers accounted for 53% of total segment sales. Sales in the Telecommunications segment continue to be impacted by Verizon's fiber-to-the-premises project.

Fiber-to-the-premises sales to Verizon are dependent on Verizon's planned targets for homes passed and connected. Changes in Verizon's deployment plan, or additional reductions in their inventory levels of fiber-to-the-premises products, could adversely affect future sales.

     In the Environmental Technologies segment, sales of our ceramic substrate and filter products for automotive and diesel emissions and pollution control fluctuate with production and sales of automobiles and other vehicles, as well as changes in governmental laws and regulations for air quality and emission controls. Sales in our Environmental Technologies segment are primarily to four manufacturers of emission control systems who then sell to automotive and diesel engine manufacturers. A portion of our automotive products are sold to U.S.
engine manufacturers, and as a result, our future sales could be adversely impacted by slowdowns in automotive production by these manufacturers.

     Sales in our Life Sciences segment in 2004 were primarily through two large distributors to government entities, pharmaceutical and biotechnology companies, hospitals, universities and other research facilities. One of Life Sciences primary distributors changed its business strategy, and Corning notified this distributor that it would not renew its existing distribution agreement, which expired in April 2005. We are actively working to transition the sales through this distributor to our remaining primary distributor and other existing and developing channels. However, this change will likely adversely impact sales volumes in the short term. For the full year, sales may be adversely impacted by approximately 10% as a result of this change in our distribution channel. For the six months ended June 30, 2005, our remaining primary distributor accounted for 41% of total segment sales.

If we do not successfully adjust our manufacturing volumes and fixed cost structure, or achieve manufacturing yields or sufficient product reliability, our operating results could suffer, and we may not achieve profitability levels anticipated

     We are investing heavily in additional manufacturing capacity of certain businesses, including forecasted 2005 capital spending of $1.1 billion to $1.2 billion to expand our liquid crystal display glass facilities in response to anticipated increases in customer demand and approximately $150 million in anticipation of the emerging market for diesel emission control systems. The speed of constructing the new facilities presents challenges. We may face technical and process issues in moving to commercial production capacity. There can be no assurance that Corning will be able to pace its capacity expansion to the actual demand. While the LCD industry has grown rapidly, it is possible that glass manufacturing capacity may exceed customer demand during certain periods.

     The manufacturing of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing may be insufficient to achieve the volume or requirements of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume, pricing and cost levels that will permit profitable operations. While we continue to fund projects to improve our manufacturing techniques and processes, we may not achieve satisfactory cost levels in our manufacturing activities that will fully satisfy our yield and margin targets.

Our future operating results depend on our ability to purchase a sufficient amount of materials, parts and components to meet the demands of our customers.

     Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers and our internal manufacturing capacity. We may experience shortages that could adversely affect our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. Furthermore, certain of our components are available only from a single source or limited sources. We may not be able to find alternate sources in a timely manner. A reduction or interruption in supplies, or a significant increase in the price of supplies could have a material adverse effect on our businesses.

We have incurred, and may in the future incur, restructuring and other charges, the amounts of which are difficult to predict accurately

     We have recorded several charges for restructuring, impairment of assets, and the write-off of cost and equity based investments. It is possible we may record additional charges for restructuring or other asset impairments if additional actions become necessary to align costs to a reduced level of demand, or respond to increased competition, regulatory actions, or other factors impacting our businesses.

If the markets for our products do not develop and expand as we anticipate, demand for our products may decline, which would negatively impact our results of operations and financial performance

     The markets for our products are characterized by rapidly changing technologies, evolving industry government standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry government standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them, if not achieved, could have an adverse impact on our results of operations and financial performance:

o    our ability to introduce  leading  products  such as glass  substrates  for liquid crystal displays, optical fiber and cable and hardware and equipment, and environmental substrate products that can command competitive prices in the marketplace;
o our ability to maintain or achieve a favorable sales mix of large generation sizes of liquid crystal display glass;
o our ability to continue to develop new product lines to address our customers' diverse needs within the several market segments that we participate in, which requires a high level of innovation, as well as the accurate anticipation of technological and market trends;
o our ability to develop new products in response to favorable government regulations and laws driving customer demand, particularly environmental substrate diesel filter products in the Environmental Technologies segment and Telecommunications segment products associated with fiber-to-the-premises;
o    continued strong demand for notebook computers;
o the rate of substitution by end-users purchasing LCD monitors to replace cathode ray tube monitors;

o the rate of growth in purchases of LCD televisions to replace other technologies;
o fluctuations in inventory levels in the supply chain of LCD-based consumer electronics and fiber-to-the-premises products;
o the ability to reallocate LCD glass to other customers in response to canceled orders; or
o    the rate of growth of the fiber-to-the-premises build-out in North America.

We face pricing pressures in each of our leading businesses that could adversely affect our results of operations and financial performance

     We periodically face pricing pressures in each of our leading businesses as a result of intense competition, emerging new technologies, or over-capacity. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of overcapacity and the current economic and industry downturn in the Telecommunications segment, pricing pressures continued in 2005, particularly in our optical fiber and cable products. We anticipate pricing pressures will continue into 2006 and beyond. Increased pricing pressure may develop in our Display Technologies segment as our customers strive to reduce their costs and our competitors strive to expand production.

We have incurred, and may in the future incur, goodwill and other intangible asset impairment charges

     At June 30, 2005, Corning had goodwill of $277 million and other intangible assets of $106 million. While we believe the estimates and judgments about future cash flows used in the goodwill impairment tests are reasonable, we cannot provide assurance that future impairment charges will not be required if the expected cash flow estimates as projected by management do not occur or change based on market conditions.

We may be limited in our ability to obtain additional capital on commercially reasonable terms

     Although we believe existing cash, short-term investments and borrowing capacity, collectively, provide adequate resources to fund ongoing operating requirements, we may be required to seek additional financing to compete effectively in our markets. Our public debt ratings affect our ability to raise capital and the cost of such capital. Our ratings as of September 27, 2005 were BBB- from both Fitch, Inc. and Standard & Poor's, a division of the McGraw-Hill Companies, Inc. and Baa3 from Moody's Investors Service, a subsidiary of Moody's Corporation. Any downgrades may increase our borrowing costs and affect our ability to access the debt capital markets.

     We are subject under our revolving credit facility to financial covenants that require us to maintain a ratio of total debt to capital and interest coverage ratio, as defined under the revolving credit facility. These covenants may limit our ability to borrow funds. Future losses or significant charges could materially affect these ratios, which may reduce the amounts we are able to borrow under our revolving credit facility.

If our products or materials purchased from our suppliers experience performance issues, our business will suffer

     Our business depends on the production of excellent products of consistently high quality. To this end, our products, including materials purchased from our suppliers, are tested for quality both by us and our customers. Nevertheless, our products are highly complex, and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and materials purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing or testing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, product redesigns or additional capital equipment may be required to correct a defect. In addition, any significant or systemic product failure could result in customer relations problems and harm the future sales of our products.

We face intense competition in most of our businesses

     We expect that we will face additional competition from existing competitors, low cost manufacturers and new entrants. Because some of the markets in which we compete have been historically characterized by rapid growth and are characterized by rapid technology changes, smaller niche and start-up companies, or companies with lower operating costs may become our principal competitors in the future. We must invest in research and development, expand our engineering, manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. We cannot provide assurance that we will be able to maintain or improve our competitive position.

We may experience difficulties in enforcing our intellectual property rights and we may be subject to claims of infringement of the intellectual property rights of others

     We may encounter difficulties in protecting our intellectual property rights or obtaining rights to additional intellectual property necessary to permit us to continue or expand our businesses. We cannot assure you that the patents that we hold or may obtain will provide meaningful protection against our competitors or competitive technologies. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Litigation is inherently uncertain and the outcome is often unpredictable. Other companies hold patents on technologies used in our industries and are aggressively seeking to expand, enforce and license their patent portfolios.

     The intellectual property rights of others could inhibit our ability to introduce new products. We are, and may in the future be, subject to claims of intellectual property infringement or misappropriation that may result in loss of revenue or require us to incur substantial costs. We cannot assure you as to the outcome of such claims.

Current or future litigation may harm our financial condition or results of operations

     Pending, threatened or future litigation is subject to inherent uncertainties. Our financial condition or results of operations may be adversely affected by unfavorable outcomes, expenses and costs exceeding amounts estimated or insured. In particular, we have been named as a defendant in numerous lawsuits against PCC and several other defendants involving claims alleging personal injury from exposure to asbestos. As described in Legal Proceedings, our negotiations with the representatives of asbestos claimants have produced a tentative settlement, but certain cases may still be litigated and the final approval of the tentative settlement is subject to a number of uncertainties. Final approval of a global settlement through the PCC bankruptcy process may impact the results of operations for the period in which such costs, if any, are recognized. Total charges of $567 million have been incurred through June 30, 2005; however, additional charges are possible due to the potential fluctuation in the price of our common stock, other adjustments in the proposed settlement, and other litigation factors.

We face risks related to our international operations and sales

     We have customers and significant operations, including manufacturing and sales, located outside the U.S. We have large manufacturing operations for liquid crystal display glass substrates in the Asia-Pacific region, including equity investments in companies operating in South Korea that make liquid crystal display glass and in China that make telecommunications products, and several significant customers are located in this region. As a result of these and other international operations, we face a number of risks, including:

o    geographical concentration of our factories and operations;

o    major health concerns such as Severe Acute Respiratory Syndrome (SARS);

o    difficulty of effectively managing our diverse global operations;

o    change in regulatory requirements;

o    tariffs, duties and other trade barriers including anti-dumping duties;

o    undeveloped legal systems; and

o    political and economic instability in foreign markets.

     Any of these items could cause our sales and/or profitability to be significantly reduced.

We face risks through our equity method investments in companies that we do not control

     Corning's net income includes significant equity in earnings of associated companies. For the six months ended June 30, 2005, we have recognized $338 million of equity earnings, of which $310 million came from our two largest investments; Dow Corning Corporation (which makes silicone products) and Samsung Corning Precision Glass Co., Ltd. (which makes liquid crystal display glass). Samsung Corning Precision is located in the Asia-Pacific region and, as such, is subject to those geographic risks referred to above. With 50% or lower ownership, we do not control such equity companies nor their management and operations. Performance of our equity investments may not continue at the same levels in the future. During 2003, we recognized charges associated with Samsung Corning Co., Ltd. (our 50% equity method investment that makes glass panels and funnels for conventional televisions), which recorded significant fixed asset impairment charges. As the conventional television market will be negatively impacted by strong growth in the LCD glass market, it is reasonably possible that Samsung Corning Co., Ltd. may incur additional restructuring or impairment charges or net operating losses in the future.

We face risks due to foreign currency fluctuations

     Because we have significant customers and operations outside the U.S., fluctuations in foreign currencies, especially the Japanese yen and Euro, affect our sales and profit levels. Foreign exchange rates may make our products less competitive in countries where local currencies decline in value relative to the dollar. Sales in our Display Technologies segment are denominated in Japanese yen. For the six months ended June 30, 2005, the Display Technologies segment represented 34% of Corning's sales.

Based on the expected sales growth of the Display Technologies segment, our exposure to currency fluctuations is increasing. Although we hedge significant transaction risk, we do not currently hedge translation risk.

If the financial condition of our customers declines, our credit risks could increase

     We have experienced, and in the future may experience, losses as a result of our inability to collect our accounts receivable, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, including deposits due under long-term purchase and supply agreements in our Display Technologies segment, we could experience reduced cash flows and losses in excess of amounts reserved. As of June 30, 2005, reserves for trade receivables totaled approximately $27 million.

We may not have adequate insurance coverage for claims against us

     We face the risk of loss resulting from, and adverse publicity associated with, product liability, securities, fiduciary liability, intellectual property, antitrust, contractual, warranty, fraud and other lawsuits, whether or not such claims are valid. In addition, our product liability, fiduciary, directors and officers, property and comprehensive general liability insurance may not be adequate to cover such claims or may not be available to the extent we expect. Our insurance costs have increased and may increase further. We may not be able to get adequate insurance coverage in the future at acceptable costs. A successful claim that exceeds or is not covered by our policies could require us to pay substantial sums. Some of the carriers in our excess insurance programs are in liquidation and may not be able to respond if we should have claims reaching into excess layers. The financial health of other insurers may deteriorate and these insurers may not be able to respond if we should have claims reaching into excess layers. In addition, we may not be able to insure against certain risks or obtain some types of insurance, such as terrorism or war insurance.

We cannot assure you that our stock price will not decline

     The market price of our common stock may fluctuate in response to a number of factors, some of which are beyond our control. The price of our common stock may be impacted by, among other things, our operational performance, the expectations of the market and our ability to meet those expectations, industry and general market conditions. As a result of these or other market conditions or changes, there can be no assurance that the price of our common stock will not decline in the future.

Future sales of our common stock could lower the price of our common stock

     After this offering, we will have 1,528,461,774 shares of common stock outstanding, assuming no exercise of outstanding options. The shares being offered in this offering will be freely tradable under federal and state securities laws, to the extent that they are not purchased by our affiliates. In the future, we may issue additional shares to our employees, directors or consultants, or in connection with corporate alliances or acquisitions, or in follow-on offerings to raise additional capital. As such, the issuance of a substantial number of shares of our common stock in the public market could occur at any time. The issuance of additional shares could reduce the market price of our common stock.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares being offered are for the account of the Trust. Corning will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus and Corning will bear all expenses incident to registration of the common stock. The Trust will be responsible for expenses incurred in selling the common stock, which expenses may include, among other things, underwriting discounts, brokerage fees and commissions.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the symbol "GLW". The table below sets forth, for the periods indicated, the intra-day high and low sales prices for our common stock as reported on the NYSE Composite Tape and dividends declared on our common stock.


                                                                                                              Cash
                                                                                    Dividends
                                                           High          Low       Declared Per
                                                              Price Range             Share
                                                              -----------             -----
2002
First Quarter........................................     $11.15        $6.14         $-
Second Quarter.......................................       7.95         2.80          -
Third Quarter........................................       4.50         1.36          -
Fourth Quarter.......................................       5.00         1.10          -
2003
First Quarter........................................       6.40         3.34          -
Second Quarter.......................................       8.49         5.27          -
Third Quarter........................................      10.06         7.15          -
Fourth Quarter.......................................      12.34         9.23          -
2004
First Quarter........................................      13.89        10.00          -
Second Quarter.......................................      13.19        10.08          -
Third Quarter........................................      13.03         9.29          -
Fourth Quarter.......................................      12.96        10.16          -
2005
First Quarter........................................      12.40        10.61          -
Second Quarter.......................................      17.08        10.97          -
Third Quarter  (through September 27, 2005) .........      21.95        16.03          -


     The last reported sale price of our common stock on the New York Stock Exchange on September 27, 2005 was $18.52.

                      DESCRIPTION OF CORNING CAPITAL STOCK

Authorized Capital Stock

     Corning's authorized capital stock consists of 3,800,000,000 shares of common stock, $.50 par value, and 10,000,000 shares of preferred stock, $100 par value.

Common Stock

     As of September 23, 2005, there were 1,518,461,774 outstanding shares of Corning common stock held by approximately 26,900 holders of record. The holders of Corning common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Corning's board of directors is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of the Corning common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Corning common stock are entitled to share ratably in all assets of Corning which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Corning preferred stock then outstanding. Effective July 9, 2001, Corning's board of directors determined that no future dividends will be paid. The holders of Corning common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Corning common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Corning common stock are subject to the rights of the holders of shares of any series of Corning preferred stock which Corning may issue in the future.

Preferred Stock

     Corning has designated 2,400,000 shares of its preferred stock as Series A junior participating preferred stock and 5,750,000 shares as Series C mandatory convertible preferred stock. All remaining 613,805 outstanding shares of Corning Series C mandatory convertible preferred stock converted into 31,189,273 shares of Corning common stock on August 16, 2005. Therefore, no Corning preferred stock is currently outstanding. Series A preferred stock is reserved for issuance upon exercise of the rights distributed to the holders of Corning common stock pursuant to the Corning Rights Agreement referred to below.

     Corning's board of directors has the authority, without further shareholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to fix the dividend rights and terms, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences and limitations applicable to each such series of Corning preferred stock. The purpose of authorizing Corning's board of directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Corning preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Corning common stock and, under certain circumstances, make it more difficult for a third party to gain control of Corning.

Rights Agreement

     Corning has adopted a Rights Agreement, dated as of June 5, 1996, which provides for the issuance of one right to the holder of each share of Corning common stock. Ten days after any person or group acquires or announces its intention to acquire 20% or more of the outstanding Corning common stock, each Corning right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A preferred stock, at an exercise price of $41.67 subject to certain antidilution adjustments.

     If a person or group announces its intention to acquire 20% or more of the outstanding Corning common stock or if Corning is acquired in a merger or other business combination or sells 50% or more of its assets or earning power, each Corning right, other than a Corning right beneficially owned by the acquiring person or group, which will be void, will entitle the holder to purchase, at the exercise price, common stock of the acquiring person or group having a current market value of two times the exercise price of the right. Prior to a person or group acquiring 50% or more of the outstanding Corning common stock, Corning's board of directors may also elect to issue a share of Corning common stock in exchange for each Corning right, other than Corning rights held by the acquiring person or group.

     The Corning rights expire on July 15, 2006, unless this expiration date is extended or the Corning rights are exchanged or redeemed by Corning before such date. Prior to an announcement by a person or group of its intent to acquire 20% or more of the outstanding Corning common stock, Corning may redeem the Corning rights in whole, but not in part, for $.01 per Corning right, or it may amend the Corning Rights Agreement in any way without the consent of the holders of the Corning rights.

Transfer Agent and Register

     The  transfer   agent  and  registrar  for  the  Corning  common  stock  is
Computershare Investor Services LLC in Chicago, Illinois.

                              PLAN OF DISTRIBUTION

         We have been authorized by our Board of Directors to make voluntary contributions of up to 10,000,000 shares of our common stock to the Trust on or before December 31, 2005. Our Board of Directors has directed that the Trustee promptly sell the shares of common stock upon contribution. The Trust is an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Trust may offer the shares from time to time, depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise. The shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price or at negotiated prices. The shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of the shares may involve:

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     o block transactions in which the broker or dealer engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account; or

     o sales to underwriters who will acquire shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale.

     The Trust and/or purchasers of the shares may pay brokers and dealers for selling shares. These payments may be in the form of underwriting discounts, concessions or commissions. Any broker dealer who sells or assists the Trust in selling the shares may be deemed an underwriter within the meaning of the Securities Act. If they are deemed to be underwriters, any brokerage commissions or discounts may be deemed to be underwriting discounts and commissions under the Securities Act. We will file, as necessary, a prospectus supplement when the Trust notifies us that it has entered into an arrangement with an underwriter, broker or dealer for the sale of shares. The prospectus supplement will disclose certain material information, including: o the number of shares being offered;

     o    the terms of the offering;

     o any discounts, commissions or other compensation paid to underwriters, brokers or dealers;

     o    the public offering price;

     o any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers; and

     o    other material terms of the offering.

     In order to  comply  with  securities  laws of  certain  jurisdictions,  if applicable,  the  shares  may  be  sold  in  these  jurisdictions  only  through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be sold unless the shares have been registered or qualified for sale in these jurisdictions, or an exemption from registration or qualification is available and complied with. The Trust and any other persons participating in the sales of the shares pursuant to this prospectus may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations under the Exchange Act.

     Rather than selling shares under the prospectus, the Trust may also sell shares in reliance upon Rule 144 of the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

     We will not receive any of the proceeds from the sale of the shares by the Trust. We will bear the costs of registering the shares under the Securities Act, including the registration fee under the Securities Act, accounting fees, printing fees, fees and disbursements of our counsel, and certain fees and disbursements of counsel to the Trustee. The Trust will be responsible for underwriting discounts, brokerage fees and commissions, if any, incurred in connection with the sale of shares.

     We have agreed to indemnify the Trust against certain liabilities, including liabilities under the Securities Act , or to contribute to payments the Trust may be required to make in respect of those liabilities.

     We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (a) the date on which all of the shares registered under the registration statement of which this prospectus is a part are sold and (b) the one year anniversary of the date of the contribution to the Trust.

     The pension plan is a "pension plan" as defined in ERISA. Prohibited transactions under Title I of ERISA and Section 4975 of the Code, could arise if, absent an available exemption, a person or entity which is a "party in interest," as defined under ERISA, or a "disqualified person," as defined under the Code, were to purchase any of the shares being offered by the Trust. Any such potential purchaser should consult with counsel to determine whether an exemption is available with respect to any such purchase.

                                  LEGAL MATTERS

     The validity of the shares of our common stock is being passed on for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning Incorporated. Mr. Eggers owns substantially less than 1% of the outstanding shares of our common stock.

                                     EXPERTS

     The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Corning is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Corning with the Commission can be viewed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the Commission at (800) 732-0330. Corning common stock is listed on the New York Stock Exchange. Reports and other information concerning Corning may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Corning has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of Corning common stock issued in connection with its proposed contribution of shares of common stock to the Trust for the benefit of the Plan. This prospectus does not contain all the information set forth in the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Corning and the Corning common stock, reference is made to the registration statement (including its exhibits).

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. Statements contained in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document, if any, filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that Corning has previously filed with the Commission. These documents contain important information about Corning and its finances.


         Corning Filings (File No. 1-03247)                                Period
         ----------------------------------                                ------
         Annual Report on Form 10-K...............................Year ended December 31, 2004
                                                                  Filed February 22, 2005

         Quarterly Reports on Form 10-Q ..........................Quarter ended March 31, 2005
                                                                  Filed April 26, 2005
                                                                  Quarter ended June 30, 2005
                                                                  Filed July 29, 2005

         Registration Statement on Form 8-A.......................Filed July 11, 1996

         Current Reports on Form 8-K..............................Filed January 26, 2005
                                                                  Filed February 8, 2005
                                                                  Filed March 1, 2005
                                                                  Filed March 17, 2005
                                                                  Filed May 2, 2005
                                                                  Filed May 2, 2005
                                                                  Filed June 21, 2005
                                                                  Filed July 21,2005
                                                                  Filed September 20, 2005
                                                                  Filed September 21, 2005

         Current Report on form 8-K/A ............................Filed May 2, 2005


     All documents and reports subsequently filed by Corning pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates important business and financial information about Corning that is not included in or delivered with this prospectus. Documents incorporated by reference which are not presented herein or delivered herewith (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request, without charge to: Corning Incorporated, One Riverfront Plaza, Corning, New York 14831 (telephone number (607) 974-9000), Attention: Corporate Secretary.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by Corning Incorporated (the "Company") in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. The Company will bear all of such expenses. All the amounts shown are estimates, except the registration fee.


Registration Fee .............................................. $  20,915
Legal Fees..................................................... $  50,000
Fees and expenses of accountants............................... $  70,000
Printing Fees.................................................. $  25,000
Miscellaneous.................................................. $  10,000
                                                                 --------
Total.......................................................... $175,915


Item 15.  Indemnification of Directors and Officers.

     Sections 722 and 723 of the Business Corporation Law of the State of New York ("BCL") provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Article VIII of the Company's By-Laws provides that the Company shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the Company to the full extent permitted by, and consistent with, the BCL.

     Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 7 of the Company's Restated Certificate of Incorporation contains such a provision.

     For the undertaking in relation to indemnification, please see Item 17 below.



Item 16.  Exhibits.



Exhibit
Number            Description
------            -----------
3.1               Restated  Certificate of  Incorporation  of the Company,  dated December 6,
                  2000 (incorporated  by reference to Exhibit 3(i) of the  Company's  Annual
                  Report on Form 10-K for the fiscal year ended December 31, 2000).

3.2               Certificate  of Amendment to Restated  Certificate of  Incorporation  dated
                  August 5, 2002  (Incorporated by reference to Exhibit 99.1 to the Company's form 8-K filed on August 7, 2002)

3.3               By-laws  of  the  Company  effective  December  6,  2000  (incorporated  by reference to Exhibit 3(ii) of the Company's  Annual Report on Form 10-K for
                  the fiscal year ended December 31, 2000).

3.4               Amendment to Article III,  Section 9, of Bylaws of Corning  effective as of
                  February 5, 2003  (Incorporated by reference to Exhibit 3(ii)2 if Corning's
                  Annual Report on Form 10-K for the year ended December 31, 2003)

4.1               Form of Common Stock Certificate of the Company  (incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-4 filed with the Commission on June 17, 1992 (Registration Statement No. 33-48488)).

4.2               Rights Agreement,  dated as of June 5, 1996, between the Company and Harris
                  Trust and Savings  Bank,  as rights  agent  (incorporated  by  reference to
                  Exhibit 1 of the Company's Current Report on Form 8-K dated July 10, 1996).

4.3               Form of Preferred Share Purchase Right of the Company  (included in Exhibit
                  4.2).

5.1               Opinion  of  William  D.  Eggers,   Esq.  as  to  the  legality  of  shares
                  registered.*

23.1              Consent of William D. Eggers, Esq. (included in Exhibit 5.1).*

23.2              Consent of PricewaterhouseCoopers LLP.*

24.1              Powers of Attorney.**


-----------------------------
* Filed herewith
** Previously filed.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  to include any prospectus  required by Section 10(a)(3)
                         of  the   Securities  Act  of  1933,  as  amended  (the
                         "Securities Act");

                    (ii) to  reflect  in the  prospectus  any  facts  or  events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any  material  information  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Company pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event a claim against the registrant for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herein, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Incorporated, a New York corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 28th day of September, 2005.

                                              CORNING INCORPORATED
                                              (Registrant)

                                              By:   /s/  William D. Eggers
                                                   ----------------------------
                                                       William D. Eggers
                                                       Senior Vice President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on September 28, 2005 by the following persons in the capacities indicated:


Name and Signature                      Title
------------------                      -----

/s/  Wendell P. Weeks                   President and Chief Executive Officer
-----------------------------           (Principal Executive Officer)
(Wendell P. Weeks)


/s/  James B. Flaws                     Chief Financial Officer
-----------------------------           and Vice Chairman
(James B. Flaws)                        (Principal Financial Officer)


/s/  Katherine A. Asbeck                Senior Vice President and Controller
-----------------------------           (Principal Accounting Officer)
(Katherine A. Asbeck)

                 *                      Chairman of the Board
-----------------------------
(James R. Houghton)


                 *                      Director
-----------------------------
(John Seely Brown)


                 *                      Director
-----------------------------
(Gordon Gund)


                 *                      Director
-----------------------------
(John M. Hennessy)

Name and Signature                   Title
------------------                   -----


                 *                   Director
-----------------------------
(Jeremy R. Knowles)

                 *                   Director
-----------------------------
(James J. O'Connor)

                 *                   Director
-----------------------------
(Deborah D. Rieman)

                 *                   Director
-----------------------------
(H. Onno Ruding)

                 *                   Director
-----------------------------
(Eugene C. Sit)

                 *                   Director
-----------------------------
(William D. Smithburg)

                 *                   Director
-----------------------------
(Hansel E. Tookes II)

                 *                   Director
-----------------------------
(Peter F. Volanakis)

                                     Director
-----------------------------
(Padmasree Warrior)



*By: /s/  William D. Eggers
     ------------------------
     (William D. Eggers)
     (Attorney-in-fact)


                                  Exhibit Index

Exhibit
Number            Description
-------           -----------

3.1               Restated  Certificate of  Incorporation  of the Company,  dated December 6,
                  2000 (incorporated  by reference to Exhibit 3(i) of the  Company's  Annual
                  Report on Form 10-K for the fiscal year ended December 31, 2000).

3.2               Certificate  of Amendment to Restated  Certificate of  Incorporation  dated
                  August 5, 2002  (Incorporated by reference to Exhibit 99.1 to the Company's form 8-K filed on August 7, 2002)

3.3               By-laws  of  the  Company  effective  December  6,  2000  (incorporated  by reference to Exhibit 3(ii) of the Company's  Annual Report on Form 10-K for
                  the fiscal year ended December 31, 2000).

3.4               Amendment to Article III,  Section 9, of Bylaws of Corning  effective as of
                  February 5, 2003  (Incorporated by reference to Exhibit 3(ii)2 if Corning's
                  Annual Report on Form 10-K for the year ended December 31, 2003)

4.1               Form of Common Stock Certificate of the Company  (incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-4 filed with the Commission on June 17, 1992 (Registration Statement No. 33-48488)).

4.2               Rights Agreement,  dated as of June 5, 1996, between the Company and Harris
                  Trust and Savings  Bank,  as rights  agent  (incorporated  by  reference to
                  Exhibit 1 of the Company's Current Report on Form 8-K dated July 10, 1996).

4.3               Form of Preferred Share Purchase Right of the Company  (included in Exhibit
                  4.2).

5.1               Opinion  of  William  D.  Eggers,   Esq.  as  to  the  legality  of  shares
                  registered.*

23.1              Consent of William D. Eggers, Esq. (included in Exhibit 5.1).*

23.2              Consent of PricewaterhouseCoopers LLP.*

24.1              Powers of Attorney.**


-----------------------------
* Filed herewith
** Previously filed.

                                                                   Exhibit 5.1
                        [Corning Incorporated Letterhead]


September 28, 2005

To the Board of Directors of
Corning Incorporated

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Corning Incorporated, a New York corporation ("Corning"), and am familiar with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale by the Corning Incorporated Retirement Master Trust (the "Trust") of up to 10,000,000 shares of Corning common stock, par value $.50 per share, (including preferred share purchase rights), from time to time, pursuant to Rule 415 under the Securities Act (the "Securities").

     In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of Corning, certificates of public officials and officers of Corning, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

     Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

          1. Corning is a corporation duly incorporated and validly existing under the laws of the State of New York;

          2. The Securities have been duly authorized and, when issued by Corning to the Trust, will be validly issued, fully paid and non-assessable.

          3. The preferred share purchase rights are binding obligations of Corning, enforceable against Corning in accordance with their terms and the terms of the Rights Agreement, except as may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) or (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

     My  opinions  expressed  above are  limited to the laws of the State of New
York.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     /s/  WILLIAM D. EGGERS

                                                                Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Corning Incorporated's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
September 28, 2005